Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-53011 and Form S-8 No. 333-76825) pertaining to the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. as amended and restated, First Interstate BancSystem, Inc. Stock Option and Stock Appreciation Rights Plan, as amended, and First Interstate BancSystem, Inc. Employee Stock Purchase Plan; Registration Statements (Form S-8 No. 333-106495 and Form S-8 No. 333-69490) pertaining to the First Interstate BancSystem, Inc. 2001 Stock Option Plan; and, Registration Statement (Form S-8 No. 333-133837) pertaining to the First Interstate BancSystem, Inc. 2006 Equity Compensation Plan of our report dated March 12, 2007, appearing in the Annual Report on Form 10-K of First Interstate BancSystem, Inc. for the year ended December 31, 2006.
/s/ MCGLADREY & PULLEN LLP
Des Moines, Iowa
March 12, 2007